Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Weyerhaeuser Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Common stock, par value $1.25	Other (2)	11,000,000	$38.40	$422,400,000	$0.00009270	$39,156.48
Total Offering Amounts					$422,400,000		$39,156.48
Total Fee Offset							—

Net Fee Due							$39,156.48

(1)

Pursuant to this registration statement, Weyerhaeuser Company, a Washington corporation (the Registrant”), is registering 11,000,000 new shares of its common stock, par value $1.25 per share (the “Common Stock”) that may be issued to participants under the Registrant’s 2022 Long-Term Incentive Plan (the “2022 Plan”). The Registrant previously filed its Registration Statement on Form S-8 (file No. 333-188256) with the Securities and Exchange Commission (the “Commission”) on April 30, 2013 (the “Prior Registration Statement”) with respect to shares of the Common Stock issuable under the Registrant’s 2013 Long-Term Incentive Plan (the “2013 Plan”). Effective on May 13, 2022 (the “Effective Date”) no further awards may be made under the 2013 Plan, including with respect to approximately 10,866,261 shares of Common Stock that remained available for issuance under the 2013 Plan as of the Effective Date. Pursuant to the Post-Effective Amendment No. 1 to the Prior Registration Statement filed concurrently with this registration statement, these shares are issuable under the 2022 Plan as of the Effective Date. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include an additional indeterminate number of shares of Common Stock that may become issuable under the 2022 Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales price for the Registrant's Common Stock as reported by the New York Stock Exchange on May 11, 2022.